Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the First Quarter 2022
SYRACUSE, N.Y. – (GLOBE NEWSWIRE) – May 12, 2022 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST), the largest BURGER KING® franchisee in the United States, today reported its financial results for the first quarter ended April 3, 2022.
Highlights for the First Quarter of 2022 versus the First Quarter of 2021 include:
•Total restaurant sales increased 2.4% to $399.5 million compared to $390.0 million in the first quarter of 2021;
•Comparable restaurant sales for the Company's Burger King® restaurants increased 1.6%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 2.2%;
•Adjusted EBITDA(1) totaled $4.3 million compared to $19.9 million in the prior year quarter;
•Adjusted Restaurant-Level EBITDA(1) totaled $22.5 million compared to $39.5 million in the prior year quarter;
•Net Loss was $21.3 million, or $0.42 per diluted share, compared to Net Loss of $7.2 million, or $0.14 per diluted share, in the prior year quarter; and
•Adjusted Net Loss(1) was $17.1 million, or $0.34 per diluted share, compared to Adjusted Net Loss of $6.5 million, or $0.13 per diluted share, in the prior year quarter.

Management Commentary

Paulo A. Pena, President and Chief Executive Officer of Carrols, commented, “We grew comparable restaurant sales at our Burger King restaurants during the first quarter by 1.6% against a formidable 14.7% comparison in the prior year period through average check growth of 9.9%, inclusive of menu price increases and lower promotional activity, that was partially offset by a traffic decline of 7.5%. Higher delivery sales contributed to average check growth, rising to 6.2% of total restaurant sales in the first quarter of 2022 from 4.8% in the year-ago period and 5.2% in the fourth quarter of last year. However, monthly sales trends were choppy. In January, our traffic was negatively impacted by severe winter storms and staffing issues related to the Omicron variant. In February, our relative performance benefitted from favorable traffic comparisons due to severe winter storms in 2021 and in March we lapped the benefit of stimulus payments from last year. Still, on a calendar comparison basis, our quarterly comparable restaurant sales growth again exceeded the Burger King U.S. system by approximately 160 basis points, extending our track record of outperformance.”

Pena continued, “Inflationary challenges continue to meaningfully affect our profitability metrics with commodity costs and team member average hourly wages both increasing on a percentage basis in the mid-teens compared to last year. While we have already taken pricing actions and are furthering efforts on menu and promotional optimization, we need to continue to adapt and evolve how we operate our business in order to maximize our profitably in this higher cost environment. This is why I have been thoroughly evaluating Company operations and capabilities as I formulate our go-forward strategy which I intend to share in greater detail later this year. I have been extremely impressed by our team and the operational expertise at Carrols and I am confident we can make the necessary changes to address industry challenges.”

Pena concluded, “We remain committed to allocating capital in a disciplined manner while maintaining substantial liquidity. We intend to deploy free cash flow to repaying any revolver borrowings, making required mandatory amortization payments under our senior credit facility and building up our cash balances over the coming quarters in order to maintain our strong balance sheet. We believe the structure of our financing and our available liquidity position us extremely well to navigate the current operating environment. Similar to the last two years, we expect that our net capex spend will be below $50 million as we limit expenditures primarily to critical maintenance needs and holdover remodeling and new construction projects that began last year.”

First Quarter 2022 Financial Results

Total restaurant sales were $399.5 million in the first quarter of 2022 compared to $390.0 million in the first quarter of 2021, an increase of 2.4%. Comparable restaurant sales for the Company’s Burger King restaurants increased 1.6% compared to a 14.7% increase in the prior year quarter.

Restaurant sales for the Company’s Popeyes restaurants, which represented 5.4% of total restaurant sales in the first quarter of 2022, increased on a comparable restaurant sales basis by 2.2% compared to a 0.5% increase in the first quarter of 2021. On a calendar comparison basis, the Company outperformed the Popeyes U.S. system in comparable restaurant sales in the first quarter of 2022 by approximately 610 basis points.

Adjusted Restaurant-Level EBITDA(1) was $22.5 million in the first quarter of 2022 compared to $39.5 million in the prior year period. Adjusted Restaurant-Level EBITDA margin declined to 5.6% of restaurant sales from 10.1% in the first quarter of 2021, reflecting substantially higher food, beverage and packaging costs, higher wage and related expenses, and higher other restaurant operating expenses. The hourly cost and availability of labor remain a challenge for the Company and the restaurant industry although this past quarter we saw improved application flow and reduced turnover compared to levels experienced in the back half of last year. Commodity supply chain cost pressures also continue to adversely impact the Company’s margins and we expect commodity inflation to remain elevated until late this year.

General and administrative expenses increased to $22.0 million in the first quarter of 2022 from $21.4 million in the prior year period.

Adjusted EBITDA(1) was $4.3 million in the first quarter of 2022 compared to $19.9 million in the first quarter of 2021. Adjusted EBITDA margin decreased to 1.1% of restaurant sales from 5.1%. Given business seasonality, the Company’s first quarter has historically been and remains the weakest of the year due to reduced revenue levels against fixed and semi-variable costs during the period. While we do not provide annual guidance, we do not view first quarter 2022 results as representative of our full year expectations.

Loss from operations was $19.8 million in the first quarter of 2022 compared to loss from operations of $3.1 million in the prior year quarter.

Interest expense increased to $7.4 million in the first quarter of 2022 from $6.7 million in the first quarter of 2021.

Net Loss was $21.3 million in the first quarter of 2022, or $0.42 per diluted share, compared to a Net Loss of $7.2 million, or $0.14 per diluted share, in the prior year quarter. Net Loss in the first quarter of 2022 included $0.5 million in impairment and other lease charges, $1.9 million in executive transition, litigation and other professional expenses and a $2.2 million valuation allowance for deferred taxes. Among other items, Net Loss in the first quarter of 2021 included a $0.4 million in impairment and other lease charges and $0.3 million in litigation and other professional expenses, among other items.

Adjusted Net Loss(1) was $17.1 million, or $0.34 per diluted share in the first quarter of 2022, compared to an Adjusted Net Loss of $6.5 million, or $0.13 per diluted share, in the prior year quarter.

Free Cash Flow(2) for the first quarter of 2022 was a use of $39.1 million compared to a use of $3.6 million in the prior year period. The greater outflow in this year’s first quarter was due to reduced earnings relative to the same period last year, a $10.8 million repayment of one-half of the FICA deferral we benefitted from in 2020 and the first six-month interest payment on the senior notes we issued in June 2021 of $8.9 million. We expect that the absence of these clustered payments will be beneficial to free cash flow generation in the back half of the year.

Balance Sheet Update

The Company ended the first quarter of 2022 with cash and cash equivalents of $8.5 million and long-term debt (including current portion) and finance lease liabilities of $499.7 million. There was $20.0 million in revolving credit borrowings and $9.0 million of letters of credit issued under the Company’s $215.0 million revolving credit facility, leaving $186.0 million of borrowing availability as of April 3, 2022. Including the cash balance, the Company had $194.5 million of available liquidity at the end of the first quarter of 2022. The outstanding borrowings on the revolving credit facility are expected to be fully repaid in the back half of 2022.

We currently have no covenants or other restrictions that prohibit us from accessing the available quarter-end balance of $186.0 million under our $215.0 million revolving credit facility. Under our credit facility, we are only subject to a senior secured leverage ratio covenant if our aggregate total revolver borrowings exceed $75.3 million (including the amount by which outstanding letters of credit exceed $12.0 million). With $20.0 million of revolving credit borrowings outstanding (plus only $9.0 million of outstanding letters of credit) at the end of the first quarter of 2022, we were not governed by a senior secured leverage ratio covenant at that time. Furthermore, we do not expect revolver borrowings to increase to levels that would require measurement of this covenant this year. Our senior secured leverage ratio was 2.6 times at the end of the first quarter of 2022 subject to a limit of 5.75 times in our credit agreement, when applicable.

Conference Call Today

Paulo A. Pena, President and Chief Executive Officer, and Anthony E. Hull, Chief Financial Officer, will host a conference call to discuss first quarter 2022 financial results at 8:00 a.m. (ET).

The conference call can be accessed live over the telephone by dialing 201-493-6725. A replay will be available three hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13728703. The replay will be available until Thursday, May 19, 2022. Investors and interested parties may listen to a webcast of this conference call by visiting the Investor Relations page of the Company’s website located at www.carrols.com. The press release and related presentation slides will be accessible via the same website page prior to the scheduled call.

About the Company

Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,026 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including without limitation the impact of COVID-19 on Carrols’ business, as included in Carrols’ filings with the Securities and Exchange Commission.

Footnotes
(1)Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.
(2)Free Cash flow is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure in the tables at the end of this release.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)
	April 3, 2022	April 4, 2021
Restaurant sales	$399,476	$389,993
Costs and expenses:
Food, beverage and packaging costs	123,057	113,790
Restaurant wages and related expenses	141,620	129,646
Restaurant rent expense	31,013	30,314
Other restaurant operating expenses	65,407	61,419
Advertising expense	15,964	15,369
General and administrative expenses (b)	22,017	21,369
Depreciation and amortization	19,542	20,609
Impairment and other lease charges	496	353
Other expense, net (c)	202	227
Total costs and expenses	419,318	393,096
Loss from operations	(19,842)	(3,103)
Interest expense	7,436	6,726
Loss before income taxes	(27,278)	(9,829)
Benefit from income taxes	(6,009)	(2,661)
Net loss	$(21,269)	$(7,168)

Basic and diluted net loss per share (d)(e)	$(0.42)	$(0.14)
Basic and diluted weighted average common shares outstanding	50,460	49,824

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three months ended April 3, 2022 and April 4, 2021 each included thirteen weeks.
(b)General and administrative expenses include stock-based compensation expense of $1.9 million and $1.5 million for the three months ended April 3, 2022 and April 4, 2021, respectively.
(c)Other expense, net, for the three months ended April 3, 2022 included a loss on disposal of assets of $0.3 million and additional gains on previous sale-leaseback transactions of $0.1 million. Other expense, net, for the three months ended April 4, 2021 included a loss on disposal of assets of $0.2 million.
(d)Basic net loss per share was computed without attributing any loss to preferred stock and non-vested restricted shares as losses are not allocated to participating securities under the two-class method.
(e)Diluted net loss per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended
	April 3, 2022	April 4, 2021
Revenue:
Burger King restaurant sales	$377,828	$368,488
Popeyes restaurant sales	21,648	21,505
Total revenue	$399,476	$389,993
Change in Comparable Burger King Restaurant Sales (a)	1.6%	14.7%
Change in Comparable Popeyes Restaurant Sales (a)	2.2%	0.5%

Average Weekly Sales per Burger King Restaurant (b)	$28,391	$28,094
Average Weekly Sales per Popeyes Restaurant (b)	$25,618	$25,458

Adjusted Restaurant-Level EBITDA (c)	$22,460	$39,484
Adjusted Restaurant-Level EBITDA margin (c)	5.6%	10.1%

Adjusted EBITDA (c)	$4,302	$19,866
Adjusted EBITDA margin (c)	1.1%	5.1%

Adjusted Net Loss (c)	$(17,066)	$(6,500)
Adjusted Diluted Net Loss per share (c)	$(0.34)	$(0.13)

Number of Burger King restaurants:
Restaurants at beginning of period	1,026	1,009
New restaurants (including offsets)	2	2
Restaurants closed (including offsets)	(2)	(1)
Restaurants at end of period	1,026	1,010
Average Number of operating Burger King restaurants	1,023.7	1,009.0

Number of Popeyes restaurants:
Restaurants at beginning and end of period	65	65
Average Number of operating Popeyes restaurants	65.0	65.0
(a)Restaurants are generally included in comparable restaurant sales 12 months after their acquisition. Sales from newly developed restaurants are included in comparable restaurant sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on a comparison to the comparable thirteen week period 52-weeks prior.
(b)Average weekly sales per restaurant are derived by dividing restaurant sales for the thirteen week period by the average number of restaurants operating during such period.
(c)EBITDA, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss and Adjusted Diluted Net Loss per share are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net loss to EBITDA, Adjusted EBITDA, Adjusted Net Loss and to the Company's reconciliation of loss from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted Diluted Net Loss per share is calculated based on Adjusted Net Loss and reflects the dilutive impact of shares, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands)

	(unaudited)
	Three Months Ended (a)
	April 3, 2022	April 4, 2021
Reconciliation of EBITDA and Adjusted EBITDA: (b)
Net loss	$(21,269)	$(7,168)
Benefit from income taxes	(6,009)	(2,661)
Interest expense	7,436	6,726
Depreciation and amortization	19,542	20,609
EBITDA	(300)	17,506
Impairment and other lease charges	496	353
Stock-based compensation expense	1,941	1,469
Pre-opening costs (c)	45	29
Executive transition, litigation and other professional expenses (d)	1,918	282
Other expense, net (e)(f)	202	227
Adjusted EBITDA	$4,302	$19,866

Reconciliation of Adjusted Restaurant-Level EBITDA: (b)
Loss from operations	$(19,842)	$(3,103)
Add:
General and administrative expenses	22,017	21,369
Pre-opening costs (c)	45	29
Depreciation and amortization	19,542	20,609
Impairment and other lease charges	496	353
Other expense, net (e)(f)	202	227
Adjusted Restaurant-Level EBITDA	$22,460	$39,484

Reconciliation of Adjusted Net Loss: (b)
Net loss	$(21,269)	$(7,168)
Add:
Impairment and other lease charges	496	353
Pre-opening costs (c)	45	29
Executive transition, litigation and other professional expenses (d)	1,918	282
Other expense, net (e)(f)	202	227
Income tax effect on above adjustments (g)	(665)	(223)
Valuation allowance for deferred taxes (h)	2,207	—
Adjusted Net Loss	$(17,066)	$(6,500)
Adjusted diluted net loss per share (i)	$(0.34)	$(0.13)
Adjusted diluted weighted average common shares outstanding	50,460	49,824
(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three months ended April 3, 2022 and April 4, 2021 both included thirteen weeks.
(b)Within this press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss which are non-GAAP financial measures. EBITDA represents net loss before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, stock-based compensation expense, restaurant pre-opening costs, non-recurring litigation and other professional expenses, and other expense. Adjusted Restaurant-Level EBITDA represents loss from operations as adjusted to exclude general and administrative expenses, pre-opening costs, depreciation and amortization, impairment and other lease charges and other income and expense. Adjusted Net Loss represents net loss as adjusted, net of tax, to exclude impairment and other lease charges, restaurant pre-opening costs, non-recurring litigation and other professional expenses, other expense and valuation allowance for deferred taxes.
Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss are presented because the Company believes that they provide a more meaningful comparison than EBITDA and net loss of its core business operating results, as well as with those of other similar companies. Additionally, Adjusted Restaurant-Level EBITDA is presented because it excludes restaurant pre-opening costs, other expense, and the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss, when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss are not measures of financial performance or liquidity under U.S. GAAP and, accordingly, should not be considered as alternatives to net loss from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net loss and EBITDA, Adjusted EBITDA and Adjusted Net Loss and between loss from operations and Adjusted Restaurant-Level EBITDA.
(c)Pre-opening costs for the three months ended April 3, 2022 and April 4, 2021 include training, labor and occupancy costs incurred during the construction of new restaurants.
(d)Executive transition, litigation and other professional expenses for the three months ended April 3, 2022 and April 4, 2021 include executive recruiting and severance costs, costs pertaining to an ongoing lawsuit with one of the Company's former vendors and other non-recurring professional service expenses.
(e)Other expense, net, for the three months ended April 3, 2022 included a loss on disposal of assets of $0.3 million and additional gains on previous sale-leaseback transactions of $0.1 million.
(f)Other expense, net, for the three months ended April 4, 2021 included a loss on disposal of assets of $0.2 million.
(g)The income tax effect related to the adjustments to Adjusted Net Loss was calculated using an incremental income tax rate of 25% for the three months ended April 3, 2022 and April 4, 2021.
(h)Reflects the removal of the income tax provision recorded for the establishment of a valuation allowance on all our net deferred income tax assets during the three months ended April 3, 2022.
(i)Adjusted diluted net loss per share is calculated based on Adjusted Net Loss and the dilutive weighted average common shares outstanding for the respective periods, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands)

	(unaudited)
	Three Months Ended (a)
	April 3, 2022	April 4, 2021
Reconciliation of Free Cash Flow: (b)
Net cash used for operating activities	$(26,569)	$7,036
Net cash used for investing activities	(12,554)	(10,627)
Total Free Cash Flow	$(39,123)	$(3,591)

	At 4/3/2022	At 1/2/2022	At 4/4/2021
Long-term debt and finance lease liabilities (c)	$499,673	$478,181	$493,315
Cash and cash equivalents	8,481	29,151	59,929
Net Debt (d)	491,192	449,030	433,386
Senior Secured Net Debt (e)	191,192	149,030	433,386
Total Net Debt Leverage Ratio (f)	6.66x	5.02x	3.40x
Senior Secured Net Debt Leverage Ratio (g)	2.59x	1.67x	3.40x

(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three months ended April 3, 2022 and April 4, 2021 both included thirteen weeks.
(b)Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities, adjusted to add back net cash paid for acquisitions excluding proceeds from acquisition-related sale-leaseback transactions. Management believes that Free Cash Flow, when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provides useful information about the Company's cash flow for liquidity purposes and to service the Company's debt. However, Free Cash Flow is not a measure of liquidity under U.S GAAP, and, accordingly should not be considered as an alternative to the Company's consolidated statements of cash flows and net cash provided by operating activities, net cash used for investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended April 3, 2022 and April 4, 2021 is derived from the Company's consolidated statements of cash flows for the respective three month periods to be presented in the Company’s Interim Condensed Consolidated Financial Statements in its Form 10-Q for the period ended April 3, 2022.
(c)Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at April 3, 2022 included $170,813 of outstanding Term B loans and $20,000 of outstanding revolving borrowings under the Company's senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $8,860 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at January 2, 2022 included $171,875 of outstanding Term B loans, $300,000 of 5.875% Senior Notes due 2029 and $6,306 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at April 4, 2021 included $418,312 of Term B and $73,688 of Term B-1 loans under our senior credit facilities and $1,315 of finance lease liabilities.
(d)Net Debt represents total long-term debt and finance lease liabilities less cash and cash equivalents.
(e)Senior Secured Net Debt represents total net debt less the $300 million of unsecured 5.875% Senior Notes, due 2029.
(f)Total Net Debt Leverage Ratio represents the Company's Total Net Debt Leverage Ratio as calculated in accordance with its senior credit facilities for each period presented.
(g)Senior Secured Net Debt Leverage Ratio represents the Company's Net Debt Leverage Ratio as calculated in accordance with its senior credit facilities for each period presented.